Exhibit j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 25 to Registration Statement No. 333-18737 of Metropolitan West Funds on Form N-1A under the Securities Act of 1933 of our report dated May 11, 2004, appearing in the annual report to shareholders for the fiscal year ended March 31, 2004, and to the reference to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and under the headings “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such registration statement.

DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

March 15, 2005